UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 24, 2007
Date of Report (Date of earliest event reported)

________________

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

________________
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, North American Scientific, Inc. (the “Company”) entered into a letter agreement with Michael J. Ryan in connection with his employment as Senior Vice President and General Manager of the Company’s NOMOS Radiation Oncology Division. This letter agreement amends the letter agreement between the Company and Mr. Ryan dated January 10, 2006.

The amended letter agreement increases Mr. Ryan’s annual base salary from $206,366 to $218,748 and his severance payment from six months to nine months if his employment is terminated by the Company for any reason other than for cause, and provides a guaranteed bonus of no less than 50% of his target bonus for fiscal year 2007 (pro-rated in the event Mr. Ryan’s employment ends prior to the end of the fiscal year). Finally, the amended letter agreement provides for an additional bonus of three months’ salary in the event Mr. Ryan continues his employment until such time as a transaction or restructuring shall have occurred with respect to the NOMOS Radiation Oncology Division, but in no event shall such bonus be paid later than October 31, 2007.

The amended letter agreement defines “cause” to include: (a) commission of any act of fraud, embezzlement or dishonesty, (b) unauthorized use or disclosure of any confidential information or trade secrets of the Company, (c) any intentional misconduct by Mr. Ryan, which has a materially adverse effect upon the Company’s business or reputation, (d) continued failure to perform the major duties, functions and responsibilities of Mr. Ryan’s position after written notice from the Company identifying the deficiencies in his performance and a reasonable cure period of not less than thirty days or (e) a material breach of Mr. Ryan’s fiduciary duties as an officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: April 30, 2007	By:	/s/ John B. Rush
	Name:	John B. Rush
	Title:	President and Chief Executive Officer